Exhibit 99.1

4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, VP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release:  February 13, 2006

Mercury General Corporation Announces Fourth Quarter Results

          Los Angeles, California...Mercury General Corporation (NYSE: MCY) reported today net income of $46.2 million ($0.84 per share-diluted) in the fourth quarter of 2005 compared with $74.1 million ($1.36 per share-diluted) for the same period in 2004.  For the year, net income was $253.3 million ($4.63 per share-diluted) compared to net income of $286.2 million ($5.24 per share-diluted) for the same period in 2004.

          Net income includes net realized investment gains, net of tax, of $0.5 million ($0.01 per share-diluted) in the fourth quarter of 2005 compared with net realized investment gains, net of tax, of $4.2 million ($0.08 per share-diluted) for the same period in 2004, and net realized investment gains, net of tax, of $10.5 million ($0.19 per share-diluted) for the entire 2005 year compared with net realized investment gains, net of tax, of $16.3 million ($0.30 per share-diluted) for 2004.  Also included in net income are hurricane losses, net of tax benefit, of $16 million ($0.29 per share-diluted) in the fourth quarter of 2005 compared with no hurricane losses for the same period in 2004, and hurricane losses, net of tax benefit, of $18 million ($0.32 per share-diluted) for the entire 2005 year compared with $14 million ($0.26 per share-diluted) for the same period in 2004.

          Company-wide net premiums written were $728.0 million in the fourth quarter 2005, an 8.0% increase over fourth quarter 2004 net premiums written of $674.2 million, and were approximately $3.0 billion for the year, an 11.5% increase over the same period in 2004.  California net premiums written were $529.5 million in the fourth quarter of 2005, an increase of 7.0% over the same period in 2004, and were approximately $2.1 billion for the year, a 6.0% increase over the same period in 2004.

          The Company’s combined ratio (GAAP basis) was 96.0% in the fourth quarter and 92.4% for the year compared with 88.6% and 89.2%, respectively, for the same periods in 2004.  During the fourth quarter of 2005, the loss ratio increased by 3.3 points for losses caused by Hurricane Wilma.  Positive development on prior accident years’ loss reserves was approximately $45 million and $58 million for the years ended December 31, 2005 and 2004, respectively.

          Net investment income of $32.2 million (after tax $27.7 million) in the fourth quarter of 2005 increased by 9.9% over the same period in 2004.  The after-tax yield on investment income was 3.4% on average assets of $3.3 billion (at cost) for the quarter.  This compares with an after tax yield on investment income of 3.6% on average investments of $2.8 billion (at cost) for the same period in 2004.

          Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states.  For more information, visit the Company’s website at www.mercuryinsurance.com.  The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions.  The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com.  A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through February 20, 2006.  The replay telephone numbers are (800) 642-1687 (USA) or (706) 645-9291 (International).  The conference ID# is 4437368.  The replay will also be available on the Company’s website shortly following the call.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  The statements contained in this press release are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties:  changes in the demand for the Company’s insurance products, inflation and in general economic conditions; the accuracy and adequacy of the Company’s pricing methodologies; adverse weather conditions or natural disasters in the markets serviced by the Company; market risks associated with the Company’s investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the Company’s success in expanding its business in states outside of California;  the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.  For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s filings with the Securities and Exchange Commission.

Mercury General Corporation

Information Regarding Non-GAAP Measures

          The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, “Summary of Operating Results.”

          Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies.   Net premiums written is meant as supplemental information and is not intended to replace Net premiums earned.  It should be read in conjunction with the GAAP financial results.

          Paid losses and loss adjustment expenses is the portion of Incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is meant as supplemental information and is not intended to replace Incurred losses and loss adjustment expenses.  It should be read in conjunction with the GAAP financial results.

Mercury General Corporation and Subsidiaries
Summary of Operating Results
(000’s) except per-share amounts and ratios
(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

Net premiums written	$727,956	$674,239	$2,950,523	$2,646,704
Net premiums earned	732,859	668,102	2,847,733	2,528,636
Paid losses and loss adjustment expenses	460,510	394,919	1,743,909	1,481,803
Incurred losses and loss adjustment expenses	507,217	413,573	1,862,936	1,582,254
Net investment income	32,239	29,331	122,582	109,681
Net realized investment gains, net of tax	457	4,168	10,504	16,292
Net income	$46,219	$74,129	$253,259	$286,208

Basic average shares outstanding	54,603	54,506	54,566	54,471
Diluted average shares outstanding	54,756	54,683	54,717	54,633
Basic Per Share Data
Net income	$0.85	$1.36	$4.64	$5.25

Net realized investment gains, net of tax	$0.01	$0.08	$0.19	$0.30

Incurred losses from Florida Hurricanes, net of tax benefit	$(0.29)	$—	$(0.33)	$(0.26)

Diluted Per Share Data
Net income	$0.84	$1.36	$4.63	$5.24

Net realized investment gains, net of tax	$0.01	$0.08	$0.19	$0.30

Incurred losses from Florida Hurricanes, net of tax benefit	$(0.29)	$—	$(0.32)	$(0.26)

Operating Ratios--GAAP (a) Basis
Loss ratio	69.2%	61.9%	65.4%	62.6%
Expense ratio	26.8%	26.7%	27.0%	26.6%

Combined ratio	96.0%	88.6%	92.4%	89.2%

Impact of Florida Hurricanes on loss ratio	-3.3%	0.0%	-1.0%	-0.9%

Reconciliations of Operating Measures to Comparable GAAP (a) Measures
Net premiums written	$727,956	$674,239	$2,950,523	$2,646,704
Decrease (increase) in unearned premiums	4,903	(6,137)	(102,790)	(118,068)

Net premiums earned	$732,859	$668,102	$2,847,733	$2,528,636

Paid losses and loss adjustment expenses	$460,510	$394,919	$1,743,909	$1,481,803
Increase in net losses and loss adjustment expense reserves	46,707	18,654	119,027	100,451

Incurred losses and loss adjustment expenses	$507,217	$413,573	$1,862,936	$1,582,254

(a)	Generally Accepted Accounting Principles

Mercury General Corporation and Subsidiaries
Other Supplemental Information
(000’s) except ratios
(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

California Operations (1)
Net Premiums Written	$529,542	$494,975	$2,126,825	$2,006,351
Net Premiums Earned	532,493	501,745	2,080,041	1,981,463
Loss Ratio	64.1%	61.7%	63.5%	61.0%
Expense Ratio	25.8%	24.9%	25.5%	25.6%

Combined Ratio	89.9%	86.6%	89.0%	86.6%

Non-California Operations (2)
Net Premiums Written	$198,414	$179,264	$823,698	$640,353
Net Premiums Earned	200,366	166,357	767,692	547,173
Loss Ratio	82.7%	62.5%	70.7%	68.4%
Expense Ratio	29.8%	32.3%	31.0%	30.4%

Combined Ratio	112.5%	94.8%	101.7%	98.8%

	At December 31,

	2005	2004

Policies-in-force (000’s)
California Personal Auto	1,099	1,060
California Commercial Auto	21	21
Non-California Personal Auto	371	322
California Homeowners	242	215
Florida Homeowners	15	16

Notes:
All ratios are calculated on GAAP basis.

(1)	Includes homeowners, auto, commercial property and other immaterial California business lines
(2)	Includes all states except California

Mercury General Corporation and Subsidiaries
Condensed Balance Sheet and Other Information
(000’s) except per-share amounts

	December 31, 2005	December 31, 2004

	(Unaudited)
Investments - available for sale
Fixed maturities at market (amortized cost $2,593,745 in 2005 and $2,164,955 in 2004)	$2,645,555	$2,245,311
Equity securities at market (cost $225,310 in 2005 and $210,553 in 2004)	276,108	254,362
Short-term cash investments, at cost, which approximates market	321,049	421,369

Total investments	3,242,712	2,921,042
Net receivables	390,234	367,662
Deferred policy acquisition costs	197,943	174,840
Other assets	210,662	158,480

Total assets	$4,041,551	$3,622,024

Loss and loss adjustment expenses	$1,022,603	$900,744
Unearned premiums	902,567	799,679
Other liabilities	365,004	325,029
Notes payable	143,540	137,024
Shareholders’ equity	1,607,837	1,459,548

Total liabilities and shareholders’ equity	$4,041,551	$3,622,024

Common stock - shares outstanding	54,605	54,515
Book value per share	$29.44	$26.77
Statutory surplus	$1.49 billion	$1.36 billion
Portfolio duration	2.9 years	3.2 years